Exhibit 99

Retractable Technologies, Inc. Launches New VanishPoint® Blood Collection Set

LITTLE ELM, Texas, July 26, 2012—Retractable Technologies, Inc. (NYSE MKT: RVP) announced today the launch of a new innovative product, the VanishPoint® Blood Collection Set (BCS).

The VanishPoint® BCS is a novel safety blood collection device for diagnostic purposes that provides the ease of a shorter blood collection needle with preattached tubing. The unique design has integrated finger grips allowing for handling ease without the need for wings, which can interfere with disposal. The automated needle retraction is activated by depressing a retraction trigger located near the finger grip area, allowing for easy one-handed activation, without changes in hand position, while reducing the risk of inadvertent activation.  In addition, the needle retraction automatically clamps the tubing, reducing the risk of exposure to blood.

The VanishPoint® BCS features automated, in-vein activation, which virtually eliminates exposure to the contaminated needle, effectively reducing the risk of needlestick injuries and preventing reuse.  The wingless design allows for easy disposal.  The VanishPoint®  BCS contains no natural rubber latex, no DEHP, and no PVC.  The kink-resistant tubing is available in 7” and 12” lengths.  This new product is available in a variety of needle gauges.  The trigger indicator is color coded to indicate needle gauge.  The clear body of the device allows for flashback visualization.

Studies have shown that superior needlestick prevention is achieved by safety devices with automated safety features, as opposed to devices with manually activated safety features.  All VanishPoint® safety devices feature in-patient, automated safety designs to minimize exposure to contaminated needles and reduce the risk of needlestick injuries.

Retractable also manufactures and markets VanishPoint® and Patient Safe® safety medical products.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010